Exhibit 99.1

Bausch & Lomb Announces Results of Tender Offer

FOR RELEASE MONDAY, JUNE 5, 2006
ROCHESTER, N.Y. - Bausch & Lomb (NYSE: BOL) today announced the final results of its previously announced offer to purchase certain debt securities, which expired on June 2, 2006.  Approximately $116 million aggregate principal amount of the Company's senior notes have been tendered for purchase at par under the tender offer:

CUSIP No.	Outstanding Principal Amount	Title of Security	Amount Tendered
071707AH6	$150,000,000	6.95% Notes due 2007	$16,805,000
071707AL7	$50,000,000	5.9% Notes due 2008	-
071707AG8	$183,873,000	7.125% Debentures due 2028	$99,539,000

Bausch & Lomb Senior Vice President and Chief Financial Officer Stephen C. McCluski said, "Following this tender offer, our interest expense will be reduced and our liquidity will remain strong.  Demonstrating that, we will retire the tendered notes using available cash on hand, rather than drawing down on any of our existing credit facilities."

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the impact of the matters described in previous news releases on sales of the Company’s other lens care products or other products, the cost to the Company of recalling its ReNu® with MoistureLoc® product, defending matters in litigation, investigations and future product testing and other related costs and expenses; the outcome of the Audit Committee’s continuing independent investigations of events described in the Company’s prior disclosures concerning those investigations; the outcome of PricewaterhouseCoopers’ quarterly review process in connection with the filing of the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2005 and of the extended year-end review process in connection with the filing of the Company’s Annual Report on Form 10-K for fiscal 2005 and the expected, estimated adjustments described in previous news releases; the filing of the Company's 10-Q for third quarter of fiscal 2005 and its 10-K for fiscal 2005;  the potential impact of previously disclosed IRS claims and the Company’s planned response to the IRS claims, and adequacy of the Company’s tax provision relating to such matters; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company's success in the process of management testing, including  evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

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